Exhibit 3.(i)(e)

                  CERTIFICATE OF AMENDMENT OF THE RESTATED
                CERTIFICATE OF INCORPORATION, AS AMENDED, OF
                   COMPUTER ASSOCIATES INTERNATIONAL, INC.
               ______________________________________________

             Computer Associates International, Inc., a Delaware corporation, in order to amend its Restated Certificate of Incorporation, as amended, hereby certifies, pursuant to Section 242 of the General Corporation Law of the State of Delaware, as follows:

             FIRST: The holder of a majority of the outstanding shares of the Corporation's Common Stock, at a meeting duly called and held, adopted the following resolution amending the Corporation's
Certificate of Incorporation, as amended:

             "That Article FOURTH of the Restated Certificate of
             Incorporation be amended by deleting paragraph 4.1 of Article FOURTH in its entirety and substituting therefor the following:

             FOURTH: 4.1 The total number of shares of all classes of capital stock which the corporation shall have authority to issue is five hundred ten million (510,000,000) of which ten million (10,000,000) shares shall be Preferred Stock, Class A without par value, issuable in one or more series, and five hundred million (500,000,000) shares will be Common Stock, par value $.10 per share."

             SECOND: Said amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

             IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed and attested by its officers thereunto duly authorized and its corporate seal to be affixed this 9th day of August, 1989.




                                      /s/ Anthony W. Wang
                                      ------------------------------
                                          Anthony W. Wang, President


 Attest:


/s/ Michael A. McElroy
-----------------------------
    Michael A. McElroy, Secretary

STATE OF NEW YORK	)
			)  ss.:
COUNTY OF NASSAU	)

      BE IT REMEMBERED that on this 9th day of August, 1989, personally came before me, a notary public in and for the State and County aforesaid, Anthony W. Wang, the President of Computer Associates International, Inc., the corporation described in the foregoing instrument and known to me personally to be such and acknowledged the said instrument to be his own act and deed and the act and deed of said corporation; that his signature is in his own handwriting; that the seal affixed to said instrument is the corporate seal of said corporation, and that the facts stated in said instrument are true.


                                              /s/ Andrew Lupu
                                              -----------------
                                                  Notary Public